Exhibit 99.1
Pitney Bowes Calls for Redemption of Outstanding 6.25 Percent Notes Due 2019

STAMFORD, Conn., July 3, 2018 - Pitney Bowes Inc. (NYSE:PBI), a global technology company that provides commerce solutions in the areas of shipping and mailing, data, and ecommerce, today announced its call for redemption of all of its outstanding 6.25 percent Notes due 2019. The Notes were issued under an Indenture dated February 14, 2005, between the Company, as issuer, and The Bank of New York Mellon, successor to Citibank, N.A., as trustee, as supplemented and amended.
The Notes will be redeemed on August 2, 2018, at a redemption price equal to the sum of 100 percent of the aggregate principal amount of the Notes being redeemed and accrued but unpaid interest on those Notes to such Redemption Date, and any make-whole amount.
As trustee, The Bank of New York Mellon will deliver a notice of redemption to all registered holders of the Notes.
About Pitney Bowes
Pitney Bowes (NYSE:PBI) is a global technology company providing commerce solutions that power billions of transactions. Clients around the world, including 90 percent of the Fortune 500, rely on the accuracy and precision delivered by Pitney Bowes solutions, analytics, and APIs in the areas of office mailing and shipping; mailing and parcel sortation; retail fulfillment, shipping and returns; global ecommerce; location data; and software. For nearly 100 years Pitney Bowes has been innovating and delivering technologies that remove the complexity of getting commerce transactions precisely right.  For additional information visit Pitney Bowes, the Craftsmen of Commerce, at www.pitneybowes.com.
Forward Looking Statements
This press release contains “forward-looking statements” about the Company’s intention to redeem the Notes. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond the Company's control, which could cause the Company's actual results to differ materially from those included in the Company's forward-looking statements. Please see the Company's risk factors, as they may be amended from time to time, set forth in its filings with the Securities and Exchange Commission, including the Company's most recently filed Annual Report on Form 10-K. The Company assumes no obligation to update any forward-looking statements contained in this document as a result of new information, events or developments.

Contacts
Pitney Bowes
Bill Hughes – Media Relations
William.Hughes@pb.com
203-351-6785

Adam David – Investor Relations
Adam.david@pb.com
203-351-7175